EXHIBIT 99.1

NOVEN REPORTS THIRD QUARTER EPS OF $0.09

Establishes Reserves for Previously Announced Product Recalls

Novogyne’s Quarterly Net Income More than Doubles

Investigational New Drug Application Submitted

MIAMI, FL., November 13, 2003 – Noven Pharmaceuticals, Inc. (NASDAQ: NOVN), a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products, today announced financial results for the quarter and nine months ended September 30, 2003, and provided an update on its business and prospects.

“Third quarter net revenues at Noven and at our Novogyne joint venture were significantly reduced by reserves established for announced and expected product recalls,” said Robert Strauss, Noven’s President, CEO and Chairman. “Without the reserves and costs, earnings per share for this quarter would have been substantially higher than the third quarter of 2002.”

“Third quarter revenues are net of reserves for announced and expected recalls of $900,000 and $5.0 million at Noven and Novogyne, respectively,” said Strauss. “In addition, Noven’s expenses for the quarter include $850,000 in estimated recall-related costs. These items reflect Noven’s and Novogyne’s estimates of the future impact of returns and costs related to those recalls that have already been initiated, as well as those that we believe are probable based on our current testing and analysis.”

“The impact of the recalls underscores Noven’s dependence on a handful of products. To diversify our business, we continue to advance the development of new products, and seek strategic partnerships in diverse therapeutic categories,” said Strauss. “On these fronts, we made excellent progress during the quarter.”

Third Quarter Results

Noven

Noven’s net income for the quarter ended September 30, 2003 (the “current quarter”) was $2.0 million ($0.09 diluted earnings per share), compared to $2.8 million ($0.12 diluted earnings per share) reported for the third quarter of 2002 (the “2002 quarter”).

For the quarter, revenues declined 31% to $9.1 million, primarily due to (i) the impact on Noven’s U.S. and international products of the Women’s Health Initiative (WHI) study (published in July 2002) and subsequent study publications, and (ii) the establishment of $900,000 in sales returns reserves relating to announced and expected product recalls. In the current quarter, Noven’s gross margin declined to 51% from 58% in the 2002 quarter, primarily due to lower production volumes and the establishment of the product recall reserves.

Research and development expense decreased 26%, reflecting fentanyl patch development costs incurred in the 2002 quarter. Marketing, general and administrative expense increased 37% in the current quarter, primarily due to $850,000 in estimated costs related to the product recalls, as well as increased consulting and professional fees and increased insurance costs.

In the current quarter, Noven recognized $4.5 million in earnings from Novogyne, compared to $2.0 million in the 2002 quarter. This increase is due to higher net income at Novogyne, described below.

Novogyne

For the current quarter, Novogyne’s net income increased 132% to $9.8 million. Novogyne’s gross revenues increased 3% to $31.8 million compared to the 2002 quarter, primarily due to higher sales of Vivelle-Dot®, partially offset by lower sales of other products. Net revenues were $24.3 million, up 13% from the 2002 quarter, reflecting a

$6.9 million decrease in reserves for sales allowances and returns for short-dated product, partially offset by $5.0 million of additional reserves for sales allowances and returns related to announced and expected product recalls.

“Our inventory reduction efforts of earlier this year proved effective,” said Diane M. Barrett, Noven’s Chief Financial Officer. “With lower overall trade inventory levels, lower Vivelle® family returns and lower Vivelle unit sales, Novogyne reduced its estimate of future returns for short-dated product, and correspondingly reduced its reserve for sales allowances and returns by $6.9 million. This reduction was partially offset by the $5.0 million reserve for product expected to be returned in the recalls.”

Cash

At September 30, 2003, Noven had $86.9 million in cash and cash equivalents, compared to $58.7 million at December 31, 2002. In the 2003 second quarter, Noven received $25.0 million from Shire Pharmaceuticals Group plc (“Shire”) upon closing of the MethyPatch® license transaction.

Nine-Month Results

Noven

Noven’s net income for the nine months ended September 30, 2003 (the “current period”) was $5.5 million ($0.24 diluted earnings per share), compared to $10.9 million ($0.46 diluted earnings per share) reported for the same period in 2002 (the “2002 period”).

Total revenues declined 25% to $31.4 million, reflecting the impact of the WHI study, inventory reduction initiatives undertaken earlier in 2003, and the establishment of product recall reserves. In the current period, Noven’s gross margin declined to 49% from 55%, primarily due to lower production volumes and the establishment of the recall reserves.

Research and development expense decreased 29%, reflecting the completion of a MethyPatch® clinical trial in the 2002 period. Marketing, general and administrative expense increased 21% in the current period, primarily due to $850,000 in estimated costs associated with product recalls, as well as increased consulting and professional fees and increased insurance costs.

In the current period, Noven recognized $9.8 million in earnings from Novogyne, compared to $10.7 million in the 2002 period. This decrease is due to lower net income at Novogyne, described below.

Novogyne

For the current period, Novogyne’s net income decreased 7% to $27.4 million. Gross revenues declined 17% to $85.0 million, primarily due to lower sales of Vivelle (due to product maturity) and CombiPatch® (due to the continuing impact of WHI), partially offset by higher sales of Vivelle-Dot. Net revenues were $71.0 million, down 13% from the 2002 period, reflecting lower Vivelle and CombiPatch sales, partially offset by lower sales allowances and returns and higher sales of Vivelle-Dot. The decrease in sales allowances and returns was associated with lower trade inventory levels, lower Vivelle family returns and lower Vivelle unit sales, which caused Novogyne to reduce its estimate of future returns for short-dated product, and correspondingly to reduce its reserve for sales allowances and returns by $11.0 million. The decrease was partially offset by $5.0 million in reserves established for expected recall-related product returns.

U.S. Prescriptions

Comparing the 2003 third quarter to the third quarter of 2002 (the first quarter impacted by the WHI study), total prescriptions dispensed in the U.S. hormone therapy (“HT”) market declined 29%. For the same period, aggregate prescriptions for Noven’s U.S. products (Vivelle, Vivelle-Dot and CombiPatch) decreased 5%. The estrogen segment of the HT market declined 25%, while Vivelle family prescriptions decreased 0.5%. Vivelle-Dot, which represents 72% of Noven’s total U.S. prescriptions, increased 9%. At the end of the 2003 third quarter, the Vivelle family held a 40.3% share of total estrogen patch prescriptions, compared to a 35.9% share at the end of the third quarter of 2002, extending the Vivelle family’s lead as the most dispensed estrogen patch franchise in the U.S.

Prescriptions for CombiPatch, which represent approximately 16% of Noven’s total U.S. prescriptions, declined 21% in the 2003 third quarter compared to the third quarter of 2002, while the fixed combination hormone therapy segment declined 46%. At the end of the 2003 third quarter, CombiPatch had increased its share of total prescriptions in the fixed combination segment to 4.6% from 3.4% at the end of the third quarter of 2002.

“Year to date, total prescriptions for Vivelle-Dot have increased 10% in a market segment that declined 26%, making our product the only major HT patch product to report growth for the period,” said Neil Jones, Noven’s Vice President – Marketing & Sales. “We attribute this performance to Vivelle-Dot’s excellent wear characteristics, its broad dosing range that includes a low-dose patch, and the effectiveness of the Novogyne sales force.”

Business Update

“We continue to advance our MethyPatch development strategy,” said Strauss. “In October, Noven and Shire Pharmaceuticals submitted a jointly-prepared draft protocol to the FDA for an additional MethyPatch clinical trial. If the protocol is acceptable to the FDA, Shire will manage the clinical trial and Noven will fund it. Our cost incurred in pursuit of approval — including the cost of the additional trial — is expected to be offset dollar-for-dollar against a portion of the $25 million we received from Shire and previously deferred. This is expected to substantially reduce the impact of ongoing MethyPatch expenses on Noven’s 2003 and 2004 earnings.”

Strauss continued: “During the third quarter, we also advanced the business aspects of our transdermal fentanyl project, which is expected to be a generic version of Johnson & Johnson’s Duragesic® (fentanyl transdermal system). We have selected a potential partner and we are negotiating the terms of the license agreement.”

“Our development collaboration with P&G Pharmaceuticals is progressing ahead of schedule,” said Strauss. “An Investigational New Drug application has been submitted to the FDA requesting permission to study one of the developmental patches in humans. If successfully developed and approved, the P&G Pharmaceuticals products could join our fentanyl patch and MethyPatch as growth drivers in the years to come.”

Conference Call

A conference call relating to Noven’s financial results will be broadcast live via the Internet at www.noven.com beginning at 9:00 a.m. Eastern time this morning, November 13. Thereafter, a rebroadcast of the call will be accessible at the same website. A taped replay will be available from November 13 in the afternoon through November 15 by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering the access code 1628 and conference ID 79557. The conference call will contain material forward-looking information in addition to that contained in this press release.

About Noven

Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Together with Novartis, Noven owns a profitable women’s health products company called Novogyne Pharmaceuticals. Noven’s existing products include advanced estrogen transdermal delivery systems (including Vivelle-Dot®, licensed to Novogyne, and Estradot®, licensed to Novartis Pharma AG) and combination estrogen/progestin transdermal delivery systems (including CombiPatch®, licensed to Novogyne, and Estalis, licensed to Novartis Pharma). With a range of additional products in development, Noven is committed to becoming the world’s premier transdermal drug delivery company. For additional information on Noven, visit www.noven.com.

Investor & Media Contact:
Joseph C. Jones
Vice President — Corporate Affairs
Noven Pharmaceuticals, Inc.
305-253-1916

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. When used in this press release the words “believes,” “could,” “expects,” “hopes,” “will,” “would” and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven Pharmaceuticals, Inc. (the “Company”) and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control, including but not limited to risks and uncertainties associated with: economic, competitive, regulatory and other factors affecting the Company and its operations, markets, products and services; the timing and magnitude of any expected or unexpected product recalls; the impact of the recalls or related issues on Novartis’ strategy for the commercialization of the Company’s products; the timing and magnitude of any additional detected or undetected product stability failures or other product defects involving CombiPatch®, Vivelle-Dot, Estradot® or any of the Company’s other products; the possibility that the Company’s analysis of the cause of the CombiPatch or Vivelle-Dot stability failures may prove inaccurate, incomplete or otherwise incorrect; the possibility that the Company’s estimates of the impact of future returns and charges may prove inaccurate, incomplete or otherwise incorrect; the Company’s ability to manufacture and ship unaffected CombiPatch product in quantities and at times sufficient to prevent interruption of trade supplies; the Company’s ability to complete its analysis of Vivelle-Dot in time to resume the manufacture and shipping of unaffected Vivelle-Dot product in quantities and at times sufficient to prevent interruption of trade supplies; the possibility that the Company’s estimates of the impact of future returns and charges may prove inaccurate, incomplete or otherwise incorrect; the impact of detected or undetected product stability failures or other product defects on the Company’s ability to estimate its reserves for sales returns and other accounting consequences associated therewith; inventory estimates at Novogyne and in the trade and the possibility that such estimates may not be accurate and that, therefore, inventories may be higher or lower than estimated; the impact of expected and unexpected product recalls on the market for and competitive positioning of the Company’s products; regulatory actions or supervision that may be taken against the Company by the FDA or other regulators in light of the announced and expected product recalls, whether relating to the Company’s manufacturing processes, suppliers, commercialized products, products in development or otherwise, and any costs associated therewith; the timing of any FDA approval is outside the control of the Company; the timing of any FDA approval may impact the success of the product launch and affect market penetration; the ability of the Company to attract additional development partners to assist it in developing additional products; the possibility that Company’s technologies may not be suitable or approvable for additional therapeutic categories, or may not be able to be successfully commercialized for additional therapeutic categories; the FDA’s review of the proposed MethyPatch protocol, including the risk that FDA may determine that the proposed protocol and/or proposed clinical strategy are not acceptable or do not address FDA’s concerns regarding approval of the MethyPatch NDA; the possibility that the additional study of MethyPatch may not be commenced in a timely manner or at all due to FDA concerns or otherwise; Shire’s control over the management of any additional clinical trials of MethyPatch, including the risk that Shire may elect to manage any such studies differently than the Company might have, incorrectly or inadequately; the possibility that any additional studies of MethyPatch will not produce results that support approval or that, even if the study is completed and is successful, MethyPatch may not ultimately be approved or commercialized; the availability of other once-daily ADHD therapies could negatively impact MethyPatch’s market penetration if MethyPatch is ultimately commercialized; the possibility that the cost of any additional MethyPatch study and related expenses may be higher than anticipated and may exceed the total amount of license revenues available to offset such costs and expenses; the possibility that the Company’s method of accounting for the $25 million received from Shire could change under certain circumstances, including if the parties’ MethyPatch strategy changes or if MethyPatch development is discontinued; the possibility that the Company’s development strategy could change if Shire were to terminate the agreement under certain circumstances, or if MethyPatch were not ultimately approved or were abandoned; the possibility that the Company’s fentanyl and P&G Pharmaceuticals development programs may not proceed on schedule or as expected; the possibility that the Company may be unsuccessful in negotiating a definitive agreement for the development of its fentanyl product with its selected development partner or any other partner on acceptable terms or at all; patent or other strategies by third parties could delay or prevent the launch of the Company’s fentanyl patch or other products; the possibility that, even if approved, the Company’s fentanyl patch or other products may not be successfully commercialized due to competitive market conditions or other factors, including physician/patient preferences for other therapies; the possibility that the Company may be unsuccessful in achieving milestone objectives under its development programs with P&G Pharmaceuticals and may not receive any further milestone payments; any further impact on the U.S. or international HT business because of mandated product label changes, the announcement of additional negative clinical results or other reasons, which could reduce or eliminate any Novogyne profit contribution to the Company; the possibility that the Company’s current development priorities could render it unable to advance its other development projects or increase the cost of advancing those projects; and the Company’s success at managing the risks relating to the foregoing. In addition to the risks and factors identified above, reference is also made to the other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exhaustive.

Noven Pharmaceuticals, Inc.

Statements of Operations Data:	Three Months Ended		Nine Months Ended
(amounts in thousands, except	September 30,		September 30,
per share amounts)
	2003	2002	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Product revenues — Novogyne	$3,938	$7,604	$15,153	$23,683
Product revenues — third parties	4,045	4,610	12,788	14,445

Total product revenues	7,983	12,214	27,941	38,128
License and contract revenues	1,113	984	3,441	3,961

Total revenues	9,096	13,198	31,382	42,089
Expenses:
Cost of products sold	3,936	5,111	14,261	17,032
Research and development	1,916	2,585	6,563	9,267
Marketing, general and administrative	4,791	3,492	12,265	10,104

Total expenses	10,643	11,188	33,089	36,403

Income (loss) from operations	(1,547)	2,010	(1,707)	5,686
Equity in earnings of Novogyne	4,529	2,010	9,849	10,657
Interest income, net	159	223	505	625

Income before income taxes	3,141	4,243	8,647	16,968
Provision for income taxes	1,130	1,480	3,113	6,109

Net income	$2,011	$2,763	$5,534	$10,859

Basic earnings per share	$0.09	$0.12	$0.25	$0.48

Diluted earnings per share	$0.09	$0.12	$0.24	$0.46

Weighted average number of common shares outstanding:
Basic	22,506	22,549	22,526	22,523

Diluted	22,949	23,127	22,935	23,424

	As Of

	September 30,	December 31,
Balance Sheet Data:	2003	2002

	(Unaudited)	(Unaudited)
Cash and cash equivalents	$86,913	$58,684
Investment in Novogyne	$25,968	$34,684
Total assets	$167,041	$137,702
Deferred license revenues	$51,300	$29,445
Stockholders’ equity	$101,342	$96,741

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